UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 1, 2008
TeleTech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11919	84-1291044

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9197 S. Peoria Street, Englewood, Colorado	80112

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 397-8100
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(d) Election of Director
On August 1, 2008, the Board of Directors of TeleTech Holdings, Inc. (the “Company”) appointed Robert M. Tarola, currently serving as Senior Vice President — Corporate Strategy of W. R. Grace & Co., to serve as a member of the Company’s Board of Directors and the Audit Committee. A copy of TeleTech’s press release announcing Mr. Tarola’s appointment is attached hereto as Exhibit 99.1.
As a newly appointed non-employee director, Mr. Tarola will be entitled to receive an automatic stock option grant to purchase 20,000 shares of TeleTech’s common stock effective two days after the Company announces its second quarter 2008 earnings (the end of the second quarter earnings blackout period). As an incumbent non-employee director, Mr. Tarola will also receive: (i) an option to purchase 15,000 shares of common stock on the day of each annual meeting of stockholders subsequent to his election or appointment to the Board, provided that he continues in office after the annual meeting; (ii) an annual retainer of $40,000 (paid $10,000 per quarter); (iii) a meeting fee of $1,000 for each Board or committee meeting attended; and (iv) a meeting fee of $500 for each telephonic Board or committee meeting attended. Stock options granted to Mr. Tarola, as well as all non-employee directors, vest immediately upon date of grant and are exercisable into restricted stock for which the restrictions lapse one year after the date of grant.
There are no relationships or related party transactions between Mr. Tarola and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.
List below the financial statements, pro forma financial information and exhibits, if any, filed as a part of this report.
(d) Exhibits:

Exhibit Number	Description

99.1	TeleTech Inc. press release dated August 5, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc.
Date: August 5, 2008	By:	/s/ Kenneth D. Tuchman
Kenneth D. Tuchman
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	TeleTech Inc. press release dated August 5, 2008.